Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is entered into this 18th day of August, 2010 by and between Eureka Moly, LLC, a Delaware limited liability company, of 1726 Cole Boulevard, Suite 115, Lakewood, Colorado, 80401(hereinafter “EMLLC”) and the Eureka Producers’ Cooperative, a Nevada domestic non-profit cooperative corporation, of P.O. Box 462, Eureka, Nevada, 89316 (hereinafter “EPC”).

RECITALS:

A.                                   EMLLC means Eureka Moly, LLC and its parent, affiliates and subsidiaries including General Moly, Inc. (“GMI”) and Kobeh Valley Ranch, LLC (“KVR”), and their successors and assigns.

B.                                     EPC means the Eureka Producers’ Cooperative, all of its members and its successors and assigns.

C.                                     EMLLC has filed Applications To Change (“Applications”) with the Nevada State Engineer for water to be used at its Mount Hope Project.

D.                                    EPC has filed Protests to the Applications (“Protests”) with the Nevada State Engineer and appealed the State Engineer’s Ruling 5966 to the Seventh Judicial District Court of the State of Nevada in and for the County of Eureka (the “Appeal”).  Some of the parties that filed protests with the State Engineer also appealed the Ruling (the “Appellants”).

E.                                      EMLLC and EPC have reached an agreement resolving EPC’s Appeal, Protests and concerns with EMLLC’s Applications, settling their differences and enter into this Agreement to set forth their agreements.

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

A.                                   The Recitals set forth above are adopted as part of this Agreement of parties and the facts set forth therein are acknowledged and agreed to be true, accurate and complete.

B.                                     On or about June 28, 2010, the parties entered into a Confidentiality Agreement (“CA”) prior to discussing a proposal from EMLLC entitled Settlement Points (“SP”). The parties affirm the CA and its terms and provisions.

C.                                           It is the intent of EMLLC and EPC that this Agreement set forth the parties’ obligations and responsibilities concerning the Appeal, Protests and Applications and all matters relating thereto and the Mount Hope Project.

D.                                    Trust and Payments:

1.                                       EMLLC shall contribute funds to an Agricultural Sustainability Trust (the “Trust”). The amounts to be paid and the dates of payment are subject to certain events occurring and subject to the performance of EPC’s obligations.  Both the triggering events and EPC’s obligations are contained herein.

(a)                                  The Trust shall be organized and established as required by Section D.3, before EMLLC is required to submit payment. If EMLLC has an obligation to submit payment in accordance with Section 2 herein and the Trust is still not organized and established, EMLLC’s obligation to submit payment shall be delayed until such time as the Trust is organized and established as required under Section D.3.

2.                                       The Amounts and Dates:

	Minimum Contribution to the Trust	Total maximum contributions to the Trust provided DEIS and ROD are received by the following dates
Payment Dates	Basic Plan	Receipt of DEIS by 11/30/10 and ROD by 5/1/11	Receipt of DEIS by 1/15/11 and ROD by 8/1/11
a. Upon receipt Full Financing	$4,000,000	$6,000,000	$5,000,000
b. Upon receipt of first production payment or upon commencement of Production, plus no more than 150 days	$2,000,000	$3,000,000	$2,000,000
c. One year anniversary of b. above	$2,000,000	$3,000,000	$2,000,000
Total	$8,000,000	$12,000,000	$9,000,000

In addition to the above payments, concurrently with EPC withdrawing its protests as described in Section E. herein, EMLLC shall make an initial payment to EPC in the amount of $25,000.  The initial payment shall be used by EPC for purposes of organizing and establishing the above-referenced Trust.  Invoices shall be provided and any funds not utilized in the organization/establishment of the Trust shall be credited to EMLLC against its first contribution payment.

“Full Financing” means — minimum funding to start construction of the Mount Hope Project, including receipt of all permits necessary to commence construction and GMI Board of Directors’ approval to commence construction. For purposes of clarification, the payment required in part a, above shall be made before such time as substantial construction is actually commenced, excluding all pre-construction site preparation activities including but not limited to work such as land clearing, pad preparation, mobilization and cultural resources mitigation.

(a)                                  Provided however, in the event the proposed Hanlong transaction remains in effect and funding is provided within 120 days of receipt of ROD and the GMI Board of Directors approves the commencement of construction, the payment required in part a, above shall be due.

“Production” means — the making of molybdenum product in a quantity sufficient for shipment and sale.

“ROD” means — the Record of Decision issued by the Bureau of Land Management with respect to the Mount Hope Project and approval of the Plan of Operations.

“DEIS” means — Publication of the Notice of Availability of the draft Environmental Impact Statement of the Mount Hope Project by the Bureau of Land Management in the Federal Register.

3.                                       EPC shall organize and establish the Trust according to applicable state and federal law consistent with the intent and purposes of this Agreement. The Trust shall:

(a)                                  Be administered by a five (5) member Board of Directors (the “Board”). EMLLC shall have one (1) representative on the Board. The remaining membership shall be comprised of two (2) members of EPC, one (1) person from the Diamond Valley farming community and one (1) additional person which at the discretion of the EPC may include a person designated by Eureka County (an employee or elected county official).

(b)                                 Be for the sole purpose of developing and implementing programs that will serve to enhance the sustainability and well being of the agricultural economy in the Diamond Valley Hydrographic Basin. The Board shall have discretion to develop programs it deems appropriate and said programs may include purchasing and relinquishing water rights in Diamond Valley.  In the event water rights are acquired by the Trust, adequate provisions shall be developed to insure the Trust obtains water rights with clear and marketable title.

(c)                                  Appropriate terms consistent with the above purposes shall regulate and/or govern the Trust and the Board shall take and perform all acts necessary to maintain its legal status in the State of Nevada.

(d)                                 Allow EMLLC to review and comment on the organizational documents and controlling terms of the Trust prior to finalizing the same.

E.                                      EPC shall:

1.                                   Withdraw its Protests, with prejudice, to EMLLC’s Applications, not file any further protests to any change applications EMLLC may file in the future and take all steps necessary to allow all of EMLLC’s Applications or future change applications to be granted and in effect, and if necessary, dismiss with prejudice and without fees and costs its Appeal.

2.                                       Not file any further Protests, Appeals or contest in any manner, directly or indirectly, any efforts by EMLLC to secure 11,300 afa of water for the Mount Hope Project, including any change applications, extensions, waivers or other actions to be conducted to maintain and/or put the water to use.

3.                                       Not oppose, directly or indirectly, any of EMLLC’s mining and milling plans or operations as set forth in its Plan of Operations filed with the Bureau of Land Management or water applications for EMLLC’s present water usage requirements and agrees not to participate in any way or manner, directly or indirectly, in any protests, petitions, or activities of others which are designed or intended to delay, adversely effect, or interfere with EMLLC’s mining and milling plans or operations as set forth in the Plan of Operation, including EMLLC’s efforts to obtain any regulatory approvals or permits for the Mount Hope Project from federal, state or local authorities and agencies.

(a)                                  For purposes of clarification, it is the intent of the parties hereto, that EPC will not oppose in any way or manner EMLLC’s efforts to place the Mount Hope Project into Production as contemplated by the Plan of

Operations. Further, EPC shall not protest or oppose in any way the issuance of the ROD or appeal the same.

(1)                                  It is acknowledged that Jim Gallagher and Andrew Marshall, members of EPC also serve on the Eureka County appointed NEPA Committee (the “Committee”). Those EPC members may continue to serve on the Committee and fulfill their duties and responsibilities to the Committee in a neutral and impartial manner without said service violating the terms and provisions of this Agreement. In fulfilling their duties to the Committee, the EPC members shall not represent that their comments and decisions represent the positions, comments or decisions of EPC.

(b)                                 However, EPC shall not be precluded by this Agreement and EPC reserves the right to comment on or take appropriate action on matters relating to the operation of the Mount Hope Project after Production is commenced that EPC reasonably and in good faith believes is causing or will cause adverse impacts to EPC and which is not the subject of the purposes and intent of the Trust.

4.                                       EPC, by and through its officers, shall actively assist EMLLC in persuading any other protestants or Appellants, presently known to settle their protests, appeals or challenges to any water rights Applications required for the Mount Hope Project. EPC agrees to execute a letter or letters to be prepared by EMLLC, subject to EPC’s reasonable and prompt approval, requesting all protests, challenges and/or appeals be settled.

5.                                       Supply a complete and accurate list of its membership.

F.                                      If Tim Halpin or Eureka County (two of the other Appellants to Ruling 5966), do not withdraw their protests, appeals and/or either harm or delay EMLLC’s ability to (1) obtain any required approvals from federal or state regulatory authorities, or (2) obtain approvals from the State Engineer granting sufficient Applications for construction of the Mount Hope Project and said harm or delay causes material schedule delays for the Mount Hope Project, then EMLLC shall, subject to F.1 and F.2, below, be entitled, but not obligated, to rescind this Agreement and dissolve and terminate the Trust and all funds in the Trust shall be returned to EMLLC.

1.                                       If Tim Halpin or Eureka County do not withdraw their protests, appeals by the date first set for hearing with the State Engineer on EMLLC’s pending applications, or before January 1, 2011 (whichever occurs first) and/or cause harm or delay, but EMLLC is successful in obtaining all required permits and approvals for the Mount Hope Project and EMLLC determines in its sole discretion to proceed with construction based on obtaining Full Financing, the payment Amounts required in Section D, 2 shall be reduced by one-half in all categories. (To make it clear, it is the intent of the parties that if the Mount Hope Project goes into Production, and EPC has not violated its obligations under this Agreement, regardless of the conduct of any third party, the Trust shall receive one-half of the amounts required in Section D, 2.)

2.                                       Two of the members of EPC, to-wit: Kenneth Benson and Jim Benson (“Bensons”), have refused to approve this Agreement, will not abide by the terms, conditions and obligations set forth herein and have recently resigned as Members of EPC. If, following execution of this Agreement, the Bensons (i) file any protests with the Nevada State Engineer opposing EMLLC’s Applications or any of its change applications, or fail to withdraw any pending protests within thirty (30) business days of execution of this Agreement, (ii) file any appeals or petitions with the Nevada District Court appealing any ruling of the Nevada State Engineer regarding EMLLC’s Applications or any of its change applications, (iii) commit or engage in any of the acts precluded by this Agreement, including but not limited to the conditions in Section E, (specifically excepting the demands of E,4), or (iv) cause harm or delay to the Mount Hope Project, but EMLLC is successful in obtaining all required permits and approvals for the Mount Hope Project and EMLLC determines in its sole discretion to proceed with construction based on obtaining Full Financing, the payment Amounts required in Section D, 2 shall be reduced by one-fourth in all categories, or refunded, in the case where payments have been made, if:

(a)                                  EPC allows the Bensons or the Bensons once again become members of EPC at any time in the future.

(b)                                 Bensons means—the individuals above named and also includes, but is not limited to all groups, organizations or business entities of any kind that either of them control or have an ownership interest in as a partner or shareholder or that either of them serve on as a director, officer, consultant, agent, employee, volunteer or in any capacity.

3.                                       The total of all reductions or refunds of the Amounts shall not exceed 50% even if both events set forth in F, 1 and F, 2  occur. The provisions for possible reductions or refunds of the Amounts to be paid by EMLLC shall be incorporated into the Trust creation documents discussed in D. 3, above.

G.                                     Both parties shall, upon request, promptly execute any and all documents reasonably necessary to effectuate the terms and conditions of this Agreement.

1.                                       EPC shall concurrently with execution of this Agreement execute the stipulations attached hereto for presentment to the Nevada State Engineer and Nevada District Court to withdraw EPC’s Protests and dismiss any Appeal.

(a)                                  EMLLC shall determine the timing and procedure for presentation of the stipulations.

2.                                       EMLLC shall prepare and EMLLC and EPC shall execute a Waiver, subject to EPC’s reasonable approval, of the CA authorizing the parties to announce and communicate the fact that the parties have resolved EPC’s Protests and Appeal and have entered into this Agreement to the Board of Eureka County Commissioners (the “Commissioners”) and the other Appellants, provided however, the financial contributions set forth in Section D. 2 shall not be disclosed. The Waiver shall be for the purpose of assisting and supporting EMLLC in its efforts to resolve all other protests and appeals to its Applications and objections to the Mount Hope Project.

3.                                       EMLLC is specifically authorized to prepare and disseminate a press release announcing this Agreement, subject to EPC’s reasonable approval, including the amounts paid.  The content of the press release shall be determined by EMLLC.

4.                                       EMLLC shall submit the Waiver and press release to EPC and EPC shall have 24 hours to provide its approval. If no response is provided, EPC shall be deemed to have given its approval.

H.                                    If any portion of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining covenants and restrictions or portions thereof shall remain in full force and effect.

I.                                         All notices given hereunder shall be in writing and shall be delivered in person or sent by registered mail or by facsimile transmission to the parties at their respective addresses set out in the preamble. The submittals of press releases or the Waiver for approval by EPC may be provided by electronic or facsimile transmission to:

Fax no: (775) 237-5406

E-mail address: andrewdeseri.marshall@gmail.com/nortoncritters@yahoo.com

J.                                        Both parties represent and warrant that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to execute, deliver and perform the terms and provisions of the Agreement and has taken all necessary actions to authorize the execution, delivery and performance of this Agreement.

K.                                    All questions relative to the execution, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Nevada.  The parties hereto agree that any action related to this Agreement shall be instituted and maintained in the courts of the County of Eureka, State of Nevada and each party hereto waives the right to change of venue.

L.                                      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

EUREKA MOLY, LLC,
a Delaware limited liability company

By:	Nevada Moly, LLC,
a Delaware limited liability company
its manager

By:	/s/ Bruce D. Hansen
Printed Name:	Bruce D. Hansen
Title:	C.E.O.
Date:	8/19/10

EUREKA PRODUCERS’ COOPERATIVE

By:	/s/ William H. Norton
Printed Name:	William H. Norton
Title:	President
Date:	Aug. 18, 2010